As filed with the Securities and Exchange Commission on June 29, 2018
Registration No. 333-207740
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 9 TO FORM S-11 REGISTRATION STATEMENT
Under THE SECURITIES ACT OF 1933

Resource Apartment REIT III, Inc. (Exact name of registrant as specified in its charter)

1845 Walnut Street, 18th Floor Philadelphia, Pennsylvania 19103 (215) 231-7050 (Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Alan F. Feldman
Chief Executive Officer
Resource Apartment REIT III, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, Pennsylvania 19103
(215) 231-7050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Robert H. Bergdolt, Esq. Andrew M. Davisson, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.
If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒  Registration No. 333-207740
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer Non-accelerated filer	☐ ☐ (Do not check if smaller reporting company)	Accelerated filer Smaller Reporting Company Emerging Growth Company	☐ ☒ ☒
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

Explanatory Note
This Post-Effective Amendment No. 9 to the Registration Statement on Form S-11 (No. 333-207740) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.        Financial Statements and Exhibits

(b)    Exhibits. The following exhibit is filed as part of this registration statement:

Ex.        Description
23.4        Consent of Duff & Phelps, LLC

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 29th day of June, 2018.

RESOURCE APARTMENT REIT III, INC.

By:	/s/ Steven R. Saltzman
Steven R. Saltzman
Chief Financial Officer and Senior Vice President
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

*	Chief Executive Officer	June 29, 2018
Alan F. Feldman	(Principal Executive Officer)

/s/ Steven R. Saltzman	Chief Financial Officer and Senior Vice President	June 29, 2018
Steven R. Saltzman	(Principal Financial Officer and Principal Accounting Officer)

*	Chief Operating Officer, President and Director	June 29, 2018
George E. Carleton

*	Independent Director	June 29, 2018
Harvey Magarick

*	Independent Director	June 29, 2018
Lee F. Shlifer

*	Independent Director	June 29, 2018
David Spoont

* By:	/s/ Steven R. Saltzman	June 29, 2018
Steven R. Saltzman
Chief Financial Officer and Senior Vice President
Attorney-in-Fact